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                                                                     EXHIBIT (o)

                                THE SIGNAL FUNDS

                          SIGNAL LARGE CAP GROWTH FUND
                          SIGNAL TAX-EXEMPT INCOME FUND
                               SIGNAL INCOME FUND
                            SIGNAL MONEY MARKET FUND
                       SIGNAL TAX-EXEMPT MONEY MARKET FUND

                                EACH A SERIES OF
                               THE COVENTRY GROUP
                                  (THE "TRUST")

                           PLAN PURSUANT TO RULE 18f-3
                                    UNDER THE
                         INVESTMENT COMPANY ACT OF 1940


I.      INTRODUCTION

                As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Plan describes the multi-class system for the Signal Large Cap Growth Fund, the Signal Tax-Exempt Income Fund, the Signal Income Fund, the Signal Money Market Fund and the Signal Tax-Exempt Money Market Fund (collectively the "Funds", and the Signal Money Market Fund and the Signal Tax-Exempt Money Market Fund are referred to herein collectively as the "Money Market Funds"), including the separate class arrangements for shareholder services and/or distribution of shares, as applicable, the method for allocating expenses to classes and related conversion features or exchange privileges applicable to the classes.

                Upon the effective date of this Plan, the Trust, on behalf of the Funds, elects to offer multiple classes of shares of the Funds, as described herein, pursuant to Rule 18f-3 and this Plan.

II.     THE MULTI-CLASS SYSTEM

                The Funds shall offer three classes of shares, Class A, Class B and Class I. Shares of each class of the Funds shall represent an equal pro rata interest in each respective Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B and Class I shares shall have the features described in Sections A, B, C and D, below.


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        A.      Sales Charge Structure

                1. Class A Shares. Class A shares of the Funds (except the Money Market Funds) shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for the Funds, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class A shares shall generally not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Funds. Class A shares shall be distinguished from Class B and Class I shares by the relative rates and timing of sales charges and the relative rates of fees under the distribution plan (see below) applicable to each class.

                2. Class B Shares. Class B shares of the Funds shall be offered at the then-current net asset value plus a contingent deferred sales charge in such amount as is disclosed in the current prospectus for the Funds, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust's Board of Trustees. Class B shares shall generally not be subject to a front-end sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Funds. Class B shares shall be distinguished from Class A and Class I shares by the relative rates and timing of sales charges and the relative rates of fees under the distribution plan (see below) applicable to each class.

                3. Class I Shares. Class I shares of the Fund shall be offered without the imposition of either a front-end sales charge or a contingent deferred sales charge. Class I shares shall be distinguished from Class A and Class B shares by the relative rates and timing of sales charges and the relative rates of fees under the distribution plan applicable to each class.

        B.      Distribution Plans

                The Trust has adopted distribution plans pursuant to Rule 12b-1 with respect to the Funds and each class of shares, containing the following terms:

                1. Class A Shares. Class A shares of a Fund shall compensate the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Funds, as provided in the distribution plan, subject to an annual limit of 0.25% of the average daily net assets of a Fund attributable to its Class A shares, provided that up to 0.25% of such average daily net assets may be designated out of such payments as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

                2. Class B Shares. Class B shares of a Fund shall compensate the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Funds, as provided in the distribution plan, subject to an annual limit of 1.00% of the average daily net assets of the Fund attributable to its Class B shares, provided that up to 0.25% of such



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average daily net assets may be designated out of such payments as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

                3. Class I Shares. Class I shares of a Fund shall be offered without being subject to any distribution or service plan.


        C.      Allocation of Income and Expenses

                1.      General

                The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund unless the Trustees determine to use another method that (a) is specifically permitted by Rule 18f-3 or (b) is appropriate and is determined by the Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust ("Independent Trustees"), to be fair to the shareholders of each class and to provide an annualized rate of return for each class that generally differs from that of any other class only by the expense differentials among the classes. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to another fund in the Trust ("Trust Expenses") and expenses of a Fund that are not attributable to a particular class of the Funds ("Fund Expenses"). Trust Expenses include, but are not limited to, certain Trustees' fees, insurance costs and certain legal fees incurred generally on behalf of the Trust. Fund Expenses include, but are not limited to, certain registration and notice filing fees, advisory fees, custodial fees, and other expenses relating to the management of each Fund's assets.

                2.      Class Expenses

                Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the distribution plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration and notice filing fees for shares of that class;
(e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses only if they are actually incurred in a different amount by a class, or if a class receives services of a different kind or to a different degree than another class. It is intended that expenses will be allocated as Class Expenses only to the extent consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

                In the event a particular expense is no longer reasonably or legally allocable by class or to a particular class, it shall be treated as a Trust Expense, or Fund Expense, and in the



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event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

                The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Fund, as defined in the 1940 Act.

                3.      Waivers or Reimbursements of Expenses

                Expenses may be waived or reimbursed by the Adviser, any Sub-Adviser, the Distributor or any other provider of services to the Trust or the Funds without the prior approval of the Board of Trustees.

        D.      Exchange and Conversion Privileges

                Shareholders of the Funds may exchange shares of a particular class for shares of the same class in another Fund at relative net asset value, provided the shares to be acquired in the exchange are permitted to be sold in the shareholder's state of residence and subject to the applicable requirements as to minimum amount.

                Class B shares will automatically convert to Class A shares on the seventh anniversary of their purchase. Such conversion will be effected on the basis of the relative net asset values of Class B and Class A shares without the imposition of any sales load, fee, or other charge and is subject to the conditions and limitations of Rule 18f-3.

        E.      Board Review

                1.      Initial Approval

                The Board of Trustees, including a majority of the Independent Trustees, at a meeting held February 21, 2002, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and the Funds. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

                2.      Approval of Amendments

                The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and the Funds. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.



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                3.      Periodic Review

                The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

        F.      Contracts

                Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

        G.      Effective Date

                The Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section E1 of the Plan, shall take effect as of July 1, 2002.

        H.      Amendments

                The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section E2 of the Plan.




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